ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Ken Chymiak (9l8) 25l-9121	(212) 896-1250
Scott Francis (9l8) 25l-9121	grussell@kcsa.com

ADDvantage Technologies Announces Results for Fiscal 2011 First Quarter
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First quarter 2011 total revenue of $9.2 million and net income of $0.07 per diluted share

BROKEN ARROW, Oklahoma, February 8, 2011 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three month period ended December 31, 2010.

Revenue for the three month period ended December 31, 2010 was $9.2 million compared to $10.2 million in the same period a year ago.  Sales of new equipment were $6.5 million for the three months ended December 30, 2010 as compared to $6.6 million for the three months ended December 31, 2009.  Net refurbished equipment sales were $1.4 million for the three months ended December 31, 2010 as compared to $2.3 million for the same period last year.  The decrease in refurbished equipment sales was primarily due to a decrease in sales of digital converter boxes of $0.6 million.  Service revenue was $1.3 million for the three months ended December 31, 2010 as compared to $1.4 million for the same period last year. This decline was primarily attributable to the closure of the Tulsat-West facility in the fiscal first quarter of 2011.

Net income attributable to common shareholders in the first quarter of fiscal 2011 was $0.7 million, or $0.07 per diluted share, as compared to $0.9 million, or $0.8 per diluted share, in the same period last year.

Ken Chymiak, President and CEO, commented, “We continue to report strong gross margins and positive net income, and further strengthened our balance sheet with an increase in cash and cash equivalents.  Our sales remained relatively the same compared to last year except for the sale of refurbished digital converter boxes.  The decrease in sales for the digital converter boxes was due to lower demand for this product.  The overall market demand for cable television equipment continues to be flat as a result of the difficult economic environment and traditional United States cable companies are still under budgetary pressures as new housing starts and consumer spending are still down.”

“Also, as previously announced on December 27, 2010, our subsidiary, Tulsat, entered into a new system integrator/reseller agreement with Cisco, which will enable it to sell both IT and Service Provider Video Technology Group (“SPVTG”) related products in the United States.  This agreement replaces Tulsat’s prior distributor agreement with Cisco, which expired December 20, 2010.  Under the terms of the new agreement, Tulsat will purchase the majority of its new Cisco product inventory through a primary stocking distributor as opposed to purchasing directly from Cisco as it did under the prior agreement.  This is expected to result in slightly higher product costs, but it will lower the Company’s inventory, storage, shipping and handling costs,” concluded Mr. Chymiak.

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 p.m. Eastern Time on Tuesday, February 8, 2011.  The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetech.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.  The dial-in number for the conference call is (877) 852-6579 or (719) 325-4933 for international participants.  All dial-in participants must use the following code to access the call: 1034872. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through February 22, 2011 at (877) 870-5176 (domestic) or (858) 384-5517 (international). Participants must use the following code to access the replay of the call: 1034872. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, Motorola and Fujitsu Frontech North America, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Broadband Remarketing International. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended December 31,
	2010	2009
Sales:
Net new sales income	$6,525,013	$6,569,913
Net refurbished sales income	1,401,501	2,268,803
Net service income	1,302,932	1,380,505
Total net sales	9,229,446	10,219,221
Cost of sales	6,349,881	6,888,881
Gross profit	2,879,565	3,330,340
Operating, selling, general and administrative expenses	1,498,506	1,730,767
Income from operations	1,381,059	1,599,573
Interest expense	185,424	211,934
Income before provision for income taxes	1,195,635	1,387,639
Provision for income taxes	455,000	528,000
Net income attributable to common shareholders	740,635	859,639

Other comprehensive income:
Unrealized gain on interest rate swap, net of taxes	147,169	91,980

Comprehensive income	$887,804	$951,619

Earnings per share:
Basic	$0.07	$0.08
Diluted	$0.07	$0.08
Shares used in per share calculation:
Basic	10,143,970	10,116,820
Diluted	10,154,523	10,120,085

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2010 (unaudited)	September 30, 2010 (audited)
Assets
Current assets:
Cash and cash equivalents	$10,398,858	$8,739,151
Accounts receivable, net of allowance of $300,000	2,758,523	4,905,733
Income tax refund receivable	–	203,405
Inventories, net of allowance for excess and obsolete
inventory of $2,643,000 and $2,545,000, respectively	28,588,730	27,410,722
Prepaid expenses	54,334	92,567
Deferred income taxes	1,440,000	1,423,000
Total current assets	43,240,445	42,774,578

Property and equipment, at cost:
Land and buildings	7,208,679	7,208,679
Machinery and equipment	3,123,851	3,203,701
Leasehold improvements	205,797	205,797
	10,538,327	10,618,177
Less accumulated depreciation and amortization	(3,436,425)	(3,393,921)
Net property and equipment	7,101,902	7,224,256

Other assets:
Deferred income taxes	578,000	678,000
Goodwill	1,560,183	1,560,183
Other assets	11,236	23,236
Total other assets	2,149,419	2,261,419

Total assets	$52,491,766	$52,260,253

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,289,984	$2,751,498
Accrued expenses	833,593	1,340,414
Notes payable – current portion	1,814,008	1,814,008
Total current liabilities	5,937,585	5,905,920

Notes payable	11,604,626	12,058,128
Other liabilities	1,015,514	1,252,683

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,367,934 shares issued and 10,143,970 shares outstanding	103,679	103,679
Paid in capital	(6,068,271)	(6,070,986)
Retained earnings	40,934,426	40,193,791
Accumulated other comprehensive income (loss):
Unrealized loss on interest rate swap, net of tax	(629,514)	(776,683)
	34,340,320	33,449,801

Less: Treasury stock, 223,964 shares, at cost	(406,279)	(406,279)
Total shareholders’ equity	33,934,041	33,043,522

Total liabilities and shareholders’ equity	$52,491,766	$52,260,253